EXHIBIT 10.70

Confidential	Peter Greenleaf
Employment Agreement February 10, 2014 FINAL

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated as of February 10, 2014, is hereby entered into in the State of Maryland by and between SUCAMPO PHARMACEUTICALS, INC., a Delaware corporation (the "Company"), and PETER GREENLEAF ("Executive").

WHEREAS, the Board of Directors (“Board”) of the Company desires to hire Executive as the Chief Executive Officer of the Company;

WHEREAS, Executive desires to be employed as the Chief Executive Officer of the Company;

WHEREAS, Executive possesses certain skills, experience or expertise which will be of use to the Company;

WHEREAS, the parties acknowledge that Executive's abilities and services are unique and will significantly enhance the business prospects of the Company; and

WHEREAS, in light of the foregoing, the Company desires to employ Executive as the Chief Executive Officer as of March 3, 2014 (the "Effective Date") and Executive desires to be employed on such date.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

Article 1.   Employment Agreement

1.1	Employment and Duties

The Company offers and Executive hereby accepts employment with the Company for the Term (as hereinafter defined) as its Chief Executive Officer, and in connection therewith, to perform such duties as Executive shall reasonably be assigned by the Company's Board of Directors. Executive hereby warrants and represents that Executive has no contractual commitments or other obligations to third parties inconsistent with Executive's acceptance of this employment and performance of the obligations set forth in this Agreement. Executive shall perform such duties and carry out Executive's responsibilities hereunder faithfully and to the best of Executive's ability, and shall devote Executive's full business time and best efforts to the business and affairs of the Company during normal business hours (exclusive of periods of

Confidential	Peter Greenleaf
Employment Agreement February 10, 2014 FINAL

vacation, sickness, disability, or other leaves to which Executive is entitled). Executive will perform all of Executive's responsibilities in compliance with all applicable laws and will ensure that the operations that Executive manages are in compliance with all applicable laws.

Article 2.   Employment Term

2.1	Term

The term of Executive's employment hereunder (the "Term") shall be deemed to commence on March 3, 2014 and shall end on January 31, 2017, unless sooner terminated as hereinafter provided; provided, however, that the Term shall be automatically renewed and extended  for  an  additional  period  of one (1)  year  on  each  anniversary date of this Agreement unless either party gives a Notice of Termination (as defined below) to the other party at least sixty (60) days prior to such expiration date.

2.2	Survival on Merger or Acquisition

In the event the Company is acquired during the Term, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall not automatically be terminated, and the Company agrees to use its best efforts to ensure that the transferee or surviving company shall assume and be bound by the provisions of this Agreement.

Article 3.  Compensation and Benefits

3.1	Compensation

(a)           Base Salary. The Company shall pay Executive a salary at an annual rate that is not less than Five Hundred and Twenty-Five Thousand and 00/100 dollars ($525,000.00), to be paid in bi-weekly installments, in arrears (the "Base Salary"). After 2014, the Base Salary will be reviewed by the Compensation Committee of the Board of Directors ("Compensation Committee") at least annually, and the Committee's recommendation shall be reviewed and approved by the Board of Directors. The Base Salary may, in the sole discretion of the Board of Directors, be increased, but not decreased (unless either mutually agreed by Executive and the  Company,  or established as part of across-the-board salary reductions that apply equally to all similarly situated officers as a percentage reduction in their salaries).

Confidential	Peter Greenleaf
Employment Agreement February 10, 2014 FINAL

(b)           Stock Compensation.

(i) Awards. On the Effective Date, the Company shall grant Executive, on the terms and conditions set forth in the Incentive Stock Option Agreement attached hereto as Exhibit A and generally described herein, the right and option to purchase, in whole or in part, 600,000 shares of the Company’s common stock at the option exercise price as defined in the Incentive Stock Option Agreement in effect on the grant date, which will be the Effective Date of this Agreement and which will vest ratably over a 4 year period. In addition, provided the Executive completes a Board approved strategic plan and assessment of the Company within 6 months of the Effective Date, the Company shall grant Executive, on the terms and conditions set forth in the Incentive Stock Option Agreement attached hereto as Exhibit B and generally described herein, the right and option to purchase, in whole or in part, an additional 200,000 shares of the Company’s common stock to vest ratably when the average trading price of such common stock on the Nasdaq Global Market over any thirty (30) consecutive trading days equals or exceeds $16 per share prior to the end of the 4 year performance period. Further, beginning in 2015 and at least annually for the Term of this Agreement, the Executive shall be eligible for an annual equity award consistent with a new long-term stock incentive program under the Amended and Restated 2006 Stock Incentive Plan (“Plan”) subject to the recommendation of the Compensation Committee and approved by the Board.  It is intended that such a long-term stock incentive program would provide the Executive with an annual equity award equivalent to at least $500,000 in fair market value on the grant date as defined in the Incentive Stock Option Agreement. Executive shall be eligible for consideration to receive restricted stock grants, incentive stock options or other awards in accordance with the Plan. Recommendations concerning the decision to make an award pursuant to that Plan and the amount of any award are entirely discretionary and shall be made by the Compensation Committee of the Board.

(ii) Effect of Termination of Employment. As more fully set forth in the Executive’s Incentive Stock Option Agreement and generally described herein, in the event that, during the Term, (1) the Company terminates Executive's

Confidential	Peter Greenleaf
Employment Agreement February 10, 2014 FINAL

employment by not renewing this Agreement or without Cause, any unvested stock options that have a duration vesting condition as defined in the Incentive Stock Option Agreement (such terms shall govern in the event of any conflict with this Agreement) shall immediately vest to the extent such unvested stock options would have vested in the twelve (12) months from the Date of Termination; or (2) if the Company is acquired or is the non-surviving party in a merger, or the Company sells all or substantially all of its assets, and the Executive is terminated without cause or terminates his employment for Good Reason, as those terms and conditions are defined in the Incentive Stock Option Agreement (such terms shall govern in the event of a conflict with this Agreement), any unvested stock options under the Plan shall immediately vest and may be exercised only to the extent the performance targets have been achieved or would be achieved by such acquisition, merger or sale in accordance with the terms of the Plan and the Executive's Incentive Stock Option Agreement, which in the event of a conflict with this Agreement controls.

(c)            Bonuses. Executive shall be eligible to receive an annual cash bonus award targeted at 60% of annual Base Salary in recognition of Executive's contributions to the success of the Company pursuant to the Company's management incentive bonus program as it may be amended or modified from time to time. Any cash bonus awarded for the calendar year 2014 shall be prorated based on the number of months of employment in 2014. The annual cash bonus may be increased up to 84% of annual Base Salary based on Executive exceeding performance objectives established and approved by the Board. Recommendations concerning the decision to make a cash bonus award and the amount of any cash bonus award are entirely discretionary and shall be made by the Compensation Committee of the Board.

(d)           Taxes. Executive acknowledges and agrees that Executive shall be solely responsible for the satisfaction of any applicable taxes that may arise pursuant to this Agreement (including taxes arising under Code Section 409A (regarding deferred compensation) or 4999 (regarding golden parachute excise taxes), and that neither the Company nor any of its employees , officers, directors, or agents shall have any obligation whatsoever to pay such taxes or to otherwise indemnify or hold Executive harmless from any or all of such taxes. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be

Confidential	Peter Greenleaf
Employment Agreement February 10, 2014 FINAL

treated as a right to a series of separate payments. All compensation due to Executive shall be paid subject to withholding by the Company to ensure compliance with all applicable laws and regulations.

(e)           Vacation.  Executive shall be entitled to receive 4 weeks of paid vacation prorated for 2014 and 5 weeks of paid vacation beginning in 2015 for the remainder of the Term of the Agreement.

3.2	Participation in Benefit Plans

Executive shall be entitled to participate in all employee benefit plans or programs of the Company offered to other employees to the extent that Executive's position, tenure, salary, and other qualifications make Executive eligible to participate in accordance with the terms of such plans. The Company does not guarantee the continuance of any particular employee benefit plan or program during the Term, and Executive's participation in any such plan or program shall be subject to all terms, provisions, rules and regulations applicable thereto.

3.3	Expenses

The Company will pay or reimburse Executive for all reasonable and necessary out-of pocket expenses incurred by Executive in the performance of Executive's duties under this Agreement. Executive shall provide to the Company detailed and accurate records of such expenses for which payment or reimbursement is sought, and Company payments shall be in accordance with the regular policies and procedures maintained by the Company from time to time, and all reimbursements due under this Agreement shall be separately requested and paid not later than one year after Executive incurs the underlying expense.

3.4	Professional Organizations

During the Term, Executive shall be reimbursed by the Company for the annual dues payable for membership in professional societies associated with subject matter related to the Company's interests. New memberships for which reimbursement will be sought shall be approved by the Company in advance.

Confidential	Peter Greenleaf
Employment Agreement February 10, 2014 FINAL

3.5	Parking

During the Term and where Executive uses an automobile to commute to work, the Company shall either provide parking for Executive's automobile at the Company's expense or reimburse Executive for such expense.

Article 4.  Termination of Employment

4.1	Definitions

As used in Article 4 of this Agreement, the following terms shall have the meaning set forth for each below:

(a)           "Benefit Period" shall mean (i) the twelve (12) month period commencing on the Date of Termination which occurs in connection with a termination of employment described in the first sentence of Section 4.4(a)(i) or (ii) or the twenty-four (24) month period commencing on the Date of Termination which occurs in connection with a termination of employment described in the first sentence of Section 4.4(a)(ii), or a period ending when Executive becomes eligible for group medical benefits coverage from another source, whichever is shorter.

(b)           "Cause" shall mean any of the following:

(i)           the gross neglect or willful failure or refusal of Executive to perform Executive's duties hereunder (other than as a result of Executive's death or Disability);

(ii)           perpetration of an intentional and knowing fraud against or affecting the Company or any customer, supplier, client, agent or employee thereof;

(iii)           any willful or intentional act that could reasonably be expected to injure the reputation, financial condition, business or business relationships of the Company or Executive's reputation or business relationships;

(iv)           conviction (including conviction on a nolo contendere plea) of a felony or any crime involving fraud, dishonesty or moral turpitude;

(v)           the material breach by Executive of this Agreement (including, without limitation, the Employment Covenants set forth in Article 5 of this Agreement); or

Confidential	Peter Greenleaf
Employment Agreement February 10, 2014 FINAL

(vi)           the failure or continued refusal to carry out the directives of Executive's supervisor or the Board that are consistent with Executive's duties and responsibilities under this Agreement which is not cured within thirty (30) days after receipt of written notice from the Company specifying the nature of such failure or refusal; provided, however, that Cause shall not exist if such refusal arises from Executive's reasonable, good faith belief that such failure or refusal is required by law.

 (c)           "Date of Termination” shall mean the date specified in the Notice of Termination (as hereinafter defined) (except in the case of Executive's death, in which case the Date of Termination shall be the date of death); provided, however, that if Executive's employment is terminated by the Company other than for Cause, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to Executive.

(d)           "Notice of Termination" shall mean a written notice from the Company to Executive that indicates Section 2 or the specific provision of Section 4 of this Agreement relied upon as the reason for such termination or nonrenewal, the Date of Termination, and, in the case of termination or non-renewal by the Company for Cause, in reasonable detail, the facts and circumstances claimed to provide a basis for termination or nonrenewal.

(e)           "Good Reason" shall mean:

(i)           Company effects a material diminution of Executive's position, authority or duties;

(ii)           any requirement that Executive, without his/her consent, move his/her regular office to a location more than fifty (50) miles from Company's executive offices;

(iii)           the material failure by Company, or its successor, if any, to pay compensation or provide benefits or perquisites to Executive as and when required by the terms of this Agreement; or

(iv)           any material breach by Company of this Agreement.

The Executive shall have Good Reason to terminate Executive's employment if (i) within twenty-one (21) days following Executive's actual knowledge of the event which Executive

Confidential	Peter Greenleaf
Employment Agreement February 10, 2014 FINAL

determines constitutes Good Reason, Executive notifies the Company in writing that Executive has determined a Good Reason exists and specifies the event creating Good Reason, and (ii) following receipt of such notice, the Company fails to remedy such event within thirty (30) days, and Executive resigns within sixty (60) days thereafter. If any of these conditions is not met, Executive shall not have a Good Reason to terminate Executive's employment.

(f)           "Change in Control" shall mean:

(i)           the acquisition by any person of beneficial ownership of fifty percent (50%) or more of the outstanding shares of the Company's voting securities; or

(ii)           the Company is the non-surviving party in a merger; or

(iii)           the Company sells all or substantially all of its assets; provided, however, that no "Change in Control" shall be deemed to have occurred merely as the result of a refinancing by the Company or as a result of the Company's insolvency or the appointment of a conservator; or

(iv)           the Board of the Company, in its sole and absolute discretion, determines that there has been a sufficient change in the share ownership or ownership of the voting power of the Company's voting securities to constitute a change of effective ownership or control of the Company.

4.2	Termination Upon Death or Disability

This Agreement and Executive's employment hereunder, shall terminate automatically and without the necessity of any action on the part of the Company upon the death of Executive. In addition, except as prohibited by applicable law, the Company may terminate Executive’s employment on account of Disability, as defined in this subparagraph.   “Disability” shall mean a physical or mental illness, injury, or condition that prevents Executive from performing some or all of the essential functions of Executive’s job for a period of at least ninety (90)  consecutive calendar days, or one-hundred and twenty (120) calendar days whether consecutive or not, during any one (1) year period, as certified by an independent physician competent to assess the condition at issue, and which cannot be reasonably accommodated without undue hardship on the Company.

Confidential	Peter Greenleaf
Employment Agreement February 10, 2014 FINAL

4.3	Company's and Executive's Right to Terminate

This Agreement and Executive's employment hereunder may be terminated at any time by the Company for Cause or, if without Cause, upon thirty (30) days prior written notice to Executive. In the event the Company should give Executive notice of termination without Cause, the Company may, at its option, elect to provide Executive with thirty (30) days' salary in lieu of Executive's continued active employment during the notice period.  This Agreement and Executive's  employment  hereunder  may  be  terminated  by  Executive  at  any  time  for  Good Reason and, if without Good Reason, upon thirty (30) days prior written notice to the Company.

4.4	Compensation Upon Termination

(a)           Severance.

In the event the Company terminates Executive's employment without Cause; pursuant to Section 4.2 due to the disability of Executive, or elects not to renew this Agreement under circumstances where Executive is willing and able to execute a new agreement providing terms and conditions substantially similar to those in this Agreement, Executive shall be entitled to receive: (i) Executive's Base Salary through the Date of Termination, (ii) reimbursement of any COBRA continuation premium payments made by Executive for the Benefit Period, and (iii) a lump sum severance payment equal to twelve (12) months of Executive's then current annual Base Salary and the current target bonus percentage of the current annual Base Salary to be made not later than sixty (60) days following Executive's Date of Termination; provided, however that each of the benefits provided under clauses (ii) and (iii) hereof are absolutely contingent on Executive's execution of the Release (as provided in Section 4.4(c) below) without any revocation having occurred. Notwithstanding the foregoing, the Company shall, to the extent necessary and only to the extent necessary, modify the timing of delivery of severance benefits to Executive if the Company reasonably determines that the timing would subject the severance benefits to any additional tax or interest assessed under Section 409A of the Internal Revenue Code. In such event, the payments will be made as soon as practicable without causing the severance benefits to trigger such additional tax or interest under Section 409A of the Internal Revenue Code. If any amounts that become due under Section 4.4 constitute "nonqualified deferred compensation" within the meaning of Section 409A, payment of such amounts shall not commence until Executive incurs a "separation from service" within the meaning of

Confidential	Peter Greenleaf
Employment Agreement February 10, 2014 FINAL

Treasury Regulation Section 1.409A-l(h). If, at the time of Executive's separation from service, Executive is a "specified employee" (under Internal Revenue Code Section 409A), any benefit as to which Section 409A penalties could be assessed that becomes payable to Executive on account of Executive's "separation from service" (including any amounts payable pursuant to the preceding sentence) shall be paid, without interest thereon, on the date six months and one day after such separation from service. In no event shall Executive be entitled to the continuation of any compensation, bonuses or benefits provided hereunder, or any other payments following the Date of Termination, other than Base Salary earned through such Date of Termination and any other benefits payable under Section 4.4(a).

 (b)           Change in Control. In the event that Executive is terminated other than for "Cause" or terminates for Good Reason within twelve (12) months following the occurrence of a "Change in Control" of the Company or terminates because this Agreement is not assumed by the successor corporation (or affiliate thereto) as the result of a Change in Control,

Executive shall be entitled to receive: (i) Executive's Base Salary through the Date of Termination, (ii) reimbursement of any COBRA continuation premium payments made by Executive for the Benefit Period, and (iii) a lump sum severance payment equal to twenty-four (24) months of Executive's then current annual Base Salary and the current target bonus percentage of the current annual Base Salary (the "Change in Control Severance Payment") to be made not later than sixty (60) days following Executive's Date of Termination; provided, however that each of the benefits provided under clauses (ii) and (iii) hereof are absolutely contingent on Executive's execution of the Release (as provided in Section 4.4(c) below) without any revocation having occurred. In the event that Executive shall become entitled to a Change in Control Severance Payment as provided herein, the Company shall cause its independent auditors promptly to review, at the Company's sole expense, the applicability to those payments of Sections 2800 and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"). If the auditors determine that any payment of the Change in Control Severance Payment would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax, then such payment owed to Executive shall be reduced by an amount calculated to provide to Executive the maximum Change in Control Severance Payment which will not trigger application of Sections 280G and 4999 of the Code, with any such reduction being made last with respect to benefits that are not exempt from Code §409A.

Confidential	Peter Greenleaf
Employment Agreement February 10, 2014 FINAL

(c)           Release. Anything to the contrary contained herein notwithstanding, as a condition to Executive receiving severance benefits to be paid pursuant to this Section 4.4, Executive shall execute and deliver to the Company a general release in the form attached hereto as Exhibit C not later than forty-five (45) days after Executive's Date of Termination. The Company shall have no obligation to provide any severance benefits to Executive until it has received the general release from Executive within the time specified in the preceding sentence, and any revocation or rescission period applicable to the Release shall have expired without revocation or rescission.

Article 5.  Employment Covenants

5.1	Definitions

As used in this Article 5 of the Agreement, the following terms shall have the meaning set forth for each below:

(a)           "Affiliate" shall mean a person or entity that directly or indirectly through one or more intermediaries, controls or is controlled by, or under common control with another person or entity, including current and former directors and officers of such an entity.

(b)           "Confidential Information" shall mean all confidential and proprietary information of the Company, its Predecessors and Affiliates, whether in written, oral, electronic or other form, including but not limited to trade secrets; technical, scientific or business information; processes; works of authorship; Inventions;  discoveries; developments; systems; chemical compounds; computer programs; code; algorithms; formulae; methods; ideas; test data; know how; functional and technical specifications; designs; drawings; passwords; analyses; business plans; information regarding actual or demonstrably anticipated business, research or development; marketing, sales and pricing strategies; and information regarding the Company's current and prospective consultants, customers, licensors, licensees, investors and personnel, including their names, addresses, duties and other personal characteristics. Confidential Information does not include information that (i) is in the public domain, other than as a result of an act of misappropriation or breach of an obligation of confidentiality by any  person;  (ii) Executive can verify by written records kept in the ordinary course of business was in Executive's lawful possession prior to its disclosure to Executive; (iii) is received by Executive from a third party without a breach of an obligation of confidentiality owed by the third party to

Confidential	Peter Greenleaf
Employment Agreement February 10, 2014 FINAL

the Company and without the requirement that Executive keep such information confidential; or (iv) Executive is required to disclose by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction. If Executive is required to make disclosure pursuant to clause (iv) of the preceding sentence as a result of the issuance of a court order or other government process, Executive shall promptly, but in no event more than 72 hours after learning of such court order or other government process, notify, pursuant to Section 6.1 below, the Company; (b) at the Company's expense, take all reasonable necessary steps requested by the Company to defend against the enforcement of such court order or other government process, and permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof; and (c) if such compelled disclosure is required, Executive shall disclose only that portion of the Confidential Information that is necessary to meet the minimum legal requirement imposed on Executive.

(c)           "Executive  Work  Product" shall mean all Confidential Information  and Inventions conceived of,  created,  developed  or  prepared  by  Executive   (whether individually or jointly with others) before or during Executive's employment  with the Company, during or outside of working hours, which relate in any manner to the actual or demonstrably anticipated business, research or development of the Company,  or result from or are suggested by any task assigned to Executive or any work  performed by Executive for or on behalf of the Company or any of its Affiliates.

(d)           "Invention" shall mean any apparatus, biological processes, cell line, chemical compound, creation, data, development, design, discovery, formula, idea, improvement, innovation, know-how, laboratory notebook, manuscript, process or technique, whether or not patentable or protectable by copyright, or other intellectual property in any form.

(e)           "Predecessor" shall mean an entity, the major portion of the business and assets of which was acquired by another entity in a single transaction or in a series of related transactions.

(f)           "Trade   Secrets" as used in this Agreement, will be given its broadest possible interpretation under the law applicable to this Agreement.

Confidential	Peter Greenleaf
Employment Agreement February 10, 2014 FINAL

5.2	Nondisclosure and Nonuse

Executive acknowledges that prior to and during Executive's employment with the Company, Executive had and will have occasion to create, produce, obtain, gain access to or otherwise acquire, whether individually or jointly with others, Confidential Information. Accordingly, during the term of Executive's employment with the Company and at all times thereafter, Executive shall keep secret and shall not, except for the Company's benefit, disclose or otherwise  make available to any person or entity or use, reproduce or commercialize, any Confidential Information, unless specifically authorized in advance by the Company in writing.

5.3	Other Confidentiality Obligations

Executive acknowledges that the Company may, from time to time, have agreements with other persons or entities or with the U.S. Government or governments of other countries, or agencies thereof, which impose confidentiality obligations or other restrictions on the Company. Executive hereby agrees to be bound by all such obligations and restrictions and shall take all actions necessary to discharge the obligations of the Company thereunder, including, without limitation, signing any confidentiality or other agreements required by such third parties.

5.4	Return of Confidential Information

At any time during Executive's employment with the Company, upon the Company's request, and in the event of Executive's termination of employment with the Company for any reason whatsoever, Executive shall immediately surrender and deliver to the Company all records, materials, notes, equipment, drawings, documents and data of any nature or medium, and all copies thereof, relating to any Confidential Information (collectively the "the Company Materials") which is in Executive's possession or under Executive's control. Executive shall not remove any of the Company Materials from the Company's business premises or deliver any of the Company Materials to any person or entity outside of the Company, except as required in connection with Executive's duties of employment. In the event of the termination of Executive's employment for any reason whatsoever, Executive shall promptly sign and deliver to the Company a Termination Certificate in the form of Exhibit A attached to the form of general release.

Confidential	Peter Greenleaf
Employment Agreement February 10, 2014 FINAL

5.5	Confidential Information of Others

Executive represents that Executive's performance of all the terms of this Agreement and Executive's employment with the Company do not and will not breach any agreement to keep in confidence proprietary information, knowledge or data with regard to which Executive has obligations of confidentiality or nonuse, and Executive shall not disclose to the Company or cause the Company to use any such confidential proprietary information, knowledge or data belonging to any previous employer of Executive or other person. Executive represents that Executive has not brought and will not bring to the Company or use at the Company any confidential materials or documents of any former employer or other person that are not generally available to the public, unless express written authorization for their possession and use has been obtained from such former employer or other person. Executive agrees not to enter into any agreement, whether written or oral, that conflicts with these obligations.

5.6	Other Obligations

The terms of this Section 5 are in addition to, and not in lieu of, any statutory or other contractual or legal obligation to which Executive may be subject relating to the protection of Confidential Information.

5.7	Assignment of Confidential Information and Inventions; Works Made for Hire

Executive  hereby assigns to the Company  all right, title and interest  in  all intellectual property, including any patent applications, trade secrets, know how, copyrights, software,  or trademarks associated with the Executive  Work  Product  and  Confidential  Information. Executive hereby acknowledges and agrees that all Executive Work Product subject to copyright protection  constitutes  "work made for hire" under United  States copyright  laws (17 U.S.C. §101) and is owned exclusively by the Company. To the extent that title to any Executive Work Product subject to copyright protection does not constitute a "work for hire," and to the extent title to any other Executive Work Product does not, by operation of law or otherwise, vest in the Company, all right, title, and interest therein, including, without limitation, all copyrights, patents and trade secrets, and all copyrightable or patentable subject matter, are hereby irrevocably assigned to the Company. Executive shall promptly disclose to the Company in writing all Executive Work

Confidential	Peter Greenleaf
Employment Agreement February 10, 2014 FINAL

Product. Executive shall, without any additional compensation, execute and deliver all documents or instruments and give the Company all assistance it requires to transfer all right, title, and interest in any Executive Work Product to the Company; to vest in the Company good, valid and marketable title to such Executive Work Product; to perfect, by registration or otherwise, trademark, copyright and patent protection of the Company with respect to such Executive Work Product; and otherwise to protect the Company's trade secret and proprietary interest in such Executive Work Product. Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agents and attorneys-in-fact to act for and on Executive's behalf, and to execute and file any documents and to do all other lawfully permitted acts to further the purposes of this Section 5.7 with the same legal force and effect as if executed by Executive.

5.8	Representations

Executive represents that, to the best of his or her knowledge, none of the Inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that Executive will not knowingly create any Invention which causes any such violation.

5.9	Inventions, Intellectual Property and Equipment Not Transferred

Executive has set forth on Exhibit D attached hereto a complete list and brief description of all Inventions, intellectual property and equipment located at the Company which is owned directly or indirectly by Executive and which shall not be transferred to the Company pursuant to this Agreement. Except as so listed, Executive agrees that he or she will not assert any rights under any intellectual property as having been made or acquired by Executive prior to being employed by the Company. The Company may, at its discretion, require detailed disclosures and materials demonstrating ownership of the intellectual property so listed.

5.10	Exclusivity of Employment

During the Term, and without prior approval of the Board of Directors, Executive shall not directly or indirectly engage in any activity competitive with or adverse to the Company's business or welfare or render a material level of services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise.

Confidential	Peter Greenleaf
Employment Agreement February 10, 2014 FINAL

5.11	Covenant Not to Compete

Executive acknowledges that his services to the Company involve a unique level of trust, of skills, and of access to Confidential Information and other business and strategic insights about the Company, and accordingly Executive agrees to be bound and abide by the following covenant not to compete:

(a) Term and Scope. During Executive's employment with the Company and for a period of twelve (12) months after the Term, Executive will not render to any Conflicting Organization (as hereinafter defined), services, directly or indirectly, anywhere in the world in connection with any Conflicting Product (as hereunder defined), except that Executive may accept employment with a Conflicting Organization whose business is diversified (and which has separate and distinct divisions) if Executive first certifies to the Company in writing that such prospective employer is a separate and distinct division of the Conflicting Organization and that Executive will not render services directly or indirectly in respect of any Conflicting Product. Such twelve (12) month time period shall be tolled during any period that Executive is engaged in activity in violation of this covenant.

(b)           Judicial    Construction. Executive and the Company agree that, if the period of time or the scope of this Covenant Not to Compete shall be adjudged unreasonably overbroad in any court proceeding, then the period of time and/or scope shall be modified accordingly, so that this covenant may be enforced with respect to such services or geographic areas and during such period of time as is judged by the court to be reasonable.

(c)           Definitions.   For purposes of this Agreement, the following terms shall have the following meanings:

(i)           "Conflicting Product" means any product, method or process, system or service of any person or organization other than the Company that is the same as, similar to or interchangeable with any product, method or process, system or service that was provided or under development by the Company or any of its Affiliates at the time Executive's employment with the Company terminates, or about which Executive acquired any Confidential Information or developed any Executive Work Product.

Confidential	Peter Greenleaf
Employment Agreement February 10, 2014 FINAL

(ii)           "Conflicting Organization" means any person or organization which is engaged in research on or development, production, marketing, licensing, selling or servicing of any Conflicting Product.

5.12	Non-Solicitation

For a period of twelve (12) months after termination of employment with the Company for any reason, Executive shall not directly or indirectly solicit or hire, or assist any other person in soliciting or hiring, any person employed by the Company (as of the date of Executive's termination) or any person who, as of the date of Executive's termination, was in the process of being recruited by the Company, or induce any such employee to terminate his or her employment with the Company.

5.13	Judicial Enforcement

In the event of a breach or violation of any provision of this Article 5 by Executive, the parties agree that, in addition to any other remedies it may have, the Company shall be entitled to equitable relief for specific performance, and Executive hereby agrees and acknowledges that the Company has no adequate remedy at law for the breach of the employment covenants contained herein.

Article 6.   Miscellaneous

6.1	Notices

All notices or other communications which are required or permitted hereunder shall be deemed to be sufficient if contained in a written instrument given by personal delivery, air courier or registered or certified mail, postage prepaid, return receipt requested, addressed to such party at the address set forth below or such other address as may thereafter be designated in a written notice from such party to the other party:

To Company:	Sucampo Pharmaceuticals, Inc. 4520 East West Highway, Third Floor Bethesda, Maryland 20814 Attention: Human Resources Copy to: Corporate Secretary

Confidential	Peter Greenleaf
Employment Agreement February 10, 2014 FINAL

To Executive:	Peter Greenleaf 7307 Burdette Court Bethesda, MD 20817

All  such notices,  advances  and  communications  shall be  deemed  to  have been  delivered  and received in the case of personal delivery on the date of such delivery, (ii) in the case of air courier, on the business day after the date when sent and (iii) in the case of mailing, on the third business day following such mailing.

6.2	Headings

The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed a part of or affect the construction or interpretation of any provision hereof.

6.3	Modifications; Waiver

No modification of any provision of this Agreement or waiver of any right or remedy herein provided shall be effective for any purpose unless specifically set forth in a writing signed by the party to be bound thereby. No waiver of any right or remedy in respect of any occurrence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion.

6.4	Entire Agreement

This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements, understandings, representations and warranties, written and oral, heretofore made with respect thereto.

6.5	Severability

Any provision of this Agreement that may be prohibited by, or unlawful or unenforceable under, any applicable law of any jurisdiction shall, as to such jurisdiction, be ineffective without affecting any other provision hereof. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

Confidential	Peter Greenleaf
Employment Agreement February 10, 2014 FINAL

6.6	Controlling Law

This Agreement has been entered into by the parties in the State of Maryland and shall be continued and enforced in accordance with the laws of Maryland.

6.7	Arbitration

Any controversy, claim, or breach arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the State of Maryland in accordance with the rules of the American Arbitration Association for commercial disputes and the judgment upon the award rendered shall be entered by consent in any court having jurisdiction thereof; provided, however, that this provision shall not preclude the Company from seeking injunctive or similar relief from the courts to enforce its rights under the Employment Covenants set forth in Article 5 of this Agreement. It is understood and agreed that, in the event the Company gives notice to Executive of termination for Cause and it should be finally determined in a subsequent arbitration that Executive's termination was not for Cause as defined in this Agreement, then the remedy awarded to Executive shall be limited to such compensation and benefits as Executive would have received in the event of Executive's termination other than for Cause at the same time as the original termination.

6.8	Assignments

Subject to obtaining Executive's prior approval, which shall not be unreasonably withheld or delayed, the Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder to any entity that controls the Company, that the Company controls or that may be the result of the merger, consolidation, acquisition or reorganization of the Company and another entity. Executive agrees that this Agreement is personal to Executive and Executive's rights and interest hereunder may not be assigned, nor may Executive's obligations and duties hereunder be delegated (except as to delegation in the normal course of operation of the Company), and any attempted assignment or delegation in violation of this provision shall be void.

Confidential	Peter Greenleaf
Employment Agreement February 10, 2014 FINAL

6.9	Read and Understood

Executive has read this Agreement carefully and understands each of its terms and conditions. Executive has sought independent legal counsel of Executive's choice to the extent Executive deemed such advice necessary in connection with the review and execution of this Agreement.

6.10	Counterparts

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and both of which, taken together shall constitute one and the same instrument.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first indicated above.

Sucampo Pharmaceuticals, Inc.	Executive

/s/ Dr. Ryuji Ueno	/s/ Peter Greenleaf
Dr. Ryuji Ueno, Chairman of the Board,	Peter Greenleaf
Chief Executive Officer and
Chief Scientific Officer

/s/ Anthony Celeste
Anthony Celeste, Lead Director of the Board of Directors